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                                 SCHEDULE 13G
                                (RULE 13d-102)

   Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
      (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                              (Amendment No.    )*
                                            ----

                          Genencor International, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   368709-10-1
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [   ]  Rule 13d-1(c)
    [ X ]  Rule 13d-1(d)


---------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 368709-10-1                    13G
          ---------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               EASTMAN CHEMICAL COMPANY, 62-1539359
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

               N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                         25,000,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                        25,000,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       25,000,000
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]
                       N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       41.7%*
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
                       CO
          ---------------------------------------------------------------------

         * Based upon 59,906,500 shares reported in the issuer's Form 10-Q for the quarter ended September 30, 2000 as outstanding at November 10, 2000.


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Item 1(a). Name of Issuer:
                           Genencor International, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
                           925 Page Mill Road
                           Palo Alto, California 94304


Item 2(a). Name of Person Filing:
                           Eastman Chemical Company

Item 2(b). Address of Principal Business Office:
                           100 North Eastman Road
                           Kingsport, Tennessee 37660


Item 2(c). Citizenship:
                           Delaware

Item 2(d). Title of Class of Securities:
                           Common Stock

Item 2(e). CUSIP Number:
                          368709-10-1

Item 3:  N/A

Item 4:  Ownership:
         (a)   Amount beneficially owned:                             25,000,000
         (b)   Percent of class:                                          41.7%*
         (c)   Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote               25,000,000
         (ii)  shared power to vote or to direct the vote                 -0-
         (iii) sole power to dispose or direct the disposition of:    25,000,000
         (iv)  shared power to dispose or direct the disposition of:      -0-

------------
* Based upon 59,506,500 shares reported in the issuer's Form 10-Q for the quarter ended September 30, 2000 as outstanding at November 10, 2000.

Item 5:  Ownership of Five Percent or Less of a Class                        N/A

Item 6:  Ownership of More than Five Percent on Behalf of
         Another Person.                                                     N/A

Item 7:  Identification and Classification of the Subsidiary which           N/A
         Acquired the Security Being Reported on by the Parent
         Holding Company or Control Person.

Item 8:  Identification and Classification of Members of the Group           N/A

Item 9:  Notice of Dissolution of Group                                      N/A

Item 10: Certifications:                                                     N/A



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                                  SIGNATURES:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                            DATE:  February 13, 2001



                                            SIGNATURE: /s/ James P. Rogers
                                                      --------------------------
                                                      James P. Rogers
                                                      Senior Vice President
                                                      and Chief Financial
                                                      Officer


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